EXHIBIT 23.1

                            KPMG Peat Marwick LLP
                                [Letterhead]



The Board of Directors
FFY Financial Corporation:

      We consent to incorporation by reference in the registration statements No. 33-85088 on Forms S-8 of FFY Financial Corporation of our report dated July 24, 1997, relating to the consolidated statements of financial condition of FFY Financial Corporation and subsidiary as of June 30, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the two-year period ended June 30, 1997, which report is incorporated by reference in the June 30, 1997 annual report on Form 10-K of FFY Financial Corporation.


/s/ KPMG PEAT MARWICK LLP


Cleveland, Ohio
September 26, 1997